SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G/A
12/31/2001

Under the Securities Act of 1934

EMCOR Group, Inc.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

29084Q100


 Check the appropriate box to designate the Rule pursuant to which this schedule
 Is filed:
      (x) Rule 13d - (b)
      ( ) Rule 13d - (c)
      ( ) Rule 13d - (d)








CUSIP Number:	29084Q100

1)	NAME OF REPORTING PERSON
2)	Albert Fried & Company, LLC.
3)	  13-5089432
4)
2)  CHECK THE APPROPRIATE BOX IF A
     A MEMBER OF A GROUP
	(a) /   /
	(b) /X/

3)   SEC USE ONLY

4)   CITIZEN OR PLACE OF ORGANIZATION

		NEW YORK

5)	SOLE VOTING POWER

		0
6)	 SHARED VOTING POWER
		NONE

 7)  SOLE DISPOSITIVE POWER
		0

8)    SHARED DISPOSITIVE POWER
			0

9)   AGGREEGRATE AMOUNT BENEFICIALLY OWNED
      OWNED BY EACH REPORTING PERSON
			0

10)	    N/A

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW


			0

12)	TYPE OF REPORTING PERSON
			BD



CUSIP Number:	29084Q100

1)   NAME OF REPORTING PERSON
	Albert Fried Jr.
	   056265544

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
           GROUP

		(a) /   /
		(b) /X/
'3)	SEC USE ONLY

4)	CITIZEN OR PLACE OF ORGANIZATION
		UNITED STATES


5)	SOLE VOTING POWER
		35,007

6)	SHARED VOTING POWER
		35,007

7)	SOLE DISPOSITIVE POWER
		35,007


8)	SHARED DISPOSITIVE POWER
		35,007

9) AGGREEGRATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON
		35,007

10)	  N/A

  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW

			0.236%

11)	TYPE OF REPORTING PERSON
			IN


 Albert Fried Jr., as the managing member of Albert Fried & Company, LLC, may be deemed to beneficially own the shares reported herein by Albert Fried & Company, LLC.
Accordingly, the shares reported herein by Albert Fried Jr. includes those shares separately reported herein by Albert Fried
& Company, LLC.


ITEM 1(a)	NAME OF ISSUER:
		Emcor Group Incorporated

ITEM 1(b)	ADDRESS OF ISSUER'S PRINCIPAL
OFFICES:
		101 Merritt Seven Corporate Park
		Norwalk, CT 06851

ITEM 2(a)	NAMES OF PERSON FILING:
(1)	Albert Fried & Company, LLC a New York
     Limited Liability Company.  The members
     Of Albert Fried & Company, LLC are
     Albert Fried Jr., John Vazzana, Christina
     E. Fried and Anthony Katsingris.

(2)	Albert Fried Jr.


ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	40 Exchange Place, New York, NY 10005

ITEM 2(c)	CITIZENSHIP:
(1)	Albert Fried & Company, LLC IS ORGANIZED
       UNDER THE
(2)	LAWS OF THE state of New York.  Each of the
       individuals
        Referred to in item 2(a) is a United States
        Citizen.

 (2) Albert Fried Jr. is a citizen of the United
        States.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

		COMMON STOCK

ITEM 2(e)	CUSIP NUMBER:
		    29084Q100

ITEM 3	STATEMENT IS FILIED PURSUANT TO RULE 13d-1(b):

(A) BROKER OR DEALER REGISTERED UNDER SECTION 15 OF
    THE ACT.









ITEM 4	OWNERSHIP:

(1)	ALBERT FRIED & COMPANY, LLC.
4(a)	AMOUNT BENEFICIALLY OWNED:
	35,007 SHARES OF COMMON STOCK.
4(b)	PERCENT OF CLASS:	0.236%
4(c )	NUMBER OF SHARES AS WHICH SUCH
        PERSON HAS:
(i)  SOLE POWER TO VOTE OR TO DIRECT
       THE VOTE: 35,007
(ii)	SHARES POWER TO VOTE OR DIRECT
(iii)	     THE VOTE: NONE
   (iii) SOLE POWER TO DISPOSE OR TO
        DIRECT THE DISPOSITION OF:
         35,007
(iv)	SHARED POWER TO DISPOSE OR TO
        DIRECT THE DISPOSITION OF: NONE

(2)	ALBERT FRIED, JR.
4(a)	AMOUNT BENEFICIALLY OWNED:
	 35,007 SHARES OF COMMON STOCK.
4(b)	PERCENT OF CLASS:	0.236%
4(c)	NUMBER OF SHARES AS WHICH SUCH
                PERSON HAS:
(v)	SOLE POWER TO VOTE OR TO DIRECT
        THE VOTE: 35,007
(vi)	SHARES POWER TO VOTE OR DIRECT
        THE VOTE: 35,007
(vii)	SOLE POWER TO DISPOSE OR TO
        DIRECT THE DISPOSITION OF: 35,007
(viii)	SHARED POWER TO DISPOSE OR TO
        DIRECT THE DISPOSITION OF:
        35,007


ITEM 5	OWNERSHIP OF LESS THAN 5% OF A CLASS:
		NOT APPLICABLE

ITEM 6	OWNERSHIP OF MORE THAN 5% ON BEHALF OF
ANOTHER
         PERSON:
		NOT APPLICABLE

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE
        SUBSIDIARY WHICH ACQUIRED THE SECURITY
        BEING REPORTED ON BY THE PARENT HOLDING
         COMPANY:
			NOT APPLICABLE
ITEM 8	IDENTIFICATION AND CLASSIFICATION OF
       MEMBERS OF THE GROUP:

	NOT
APPLICABLE

ITEM 9	NOTICE OF DISSOLUTION OF GROUP:
		NOT APPLICABLE


ITEM 10	CERTIFICATION:

 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



		DATE: February 13, 2002

		ALBERT FRIED & COMPANY, LLC.
		By	/s/ Albert Fried, Jr.

		Name: Albert Fried, Jr.
		Title: Managing Member

		/s/ Albert Fried, Jr.

Albert Fried, Jr.